Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
October 1, 2010	Robert Sarver,	602-952-5445
Chairman/CEO
Dr. Sung Won Sohn Appointed to
Western Alliance Bancorporation Board of Directors
(BUSINESS WIRE)—October 1, 2010—Western Alliance Bancorporation (NYSE:WAL) announced today that noted economist Dr. Sung Won Sohn has been appointed to its Board of Directors.
Dr. Sohn is nationally and internationally recognized as an economic expert on the US and global economies and served as Chief Economist for Wells Fargo Banks from 1998 to 2005. In 2006, Dr. Sohn was cited by The Wall Street Journal as the most accurate economist in the United States. In 2002, he was named to Time Magazine’s Board of Economists and in 2001, Bloomberg News recognized him as one of the five most accurate forecasters in the country.
Between 2005 and 2007, Dr. Sohn was President and Chief Executive Officer of Hanmi Financial Corporation in Los Angeles, the largest Korean American Bank in the United States.
Dr. Sohn began his banking career in 1974 with Norwest Bank, where he worked in successively responsible management positions. In 1984, he was named Senior Vice President of the parent company, Norwest Corporation, responsible for macro-economic forecasting, monetary policy, and regulatory matters. Before joining Norwest, Dr. Sohn served as Senior Economist for the President’s Council of Economic Advisors, where he was responsible for economic and legislative matters pertaining to the Federal Reserve and financial markets.
“We are extremely pleased to have Dr. Sohn join our Board of Directors”, said Robert Sarver, Chairman and CEO of Western Alliance Bancorporation. “Dr. Sohn’s expertise, combined with his national and regional banking perspectives, will be especially valuable to our organization as we continue to move forward in this increasingly complex economy.”
Dr. Sohn is currently Smith Professor of Economics and Finance at California State University CI. He has served on many Boards and is currently Vice Chairman of the Board of Forever 21, Inc., an apparel retailer, and a member of the boards of directors of Claremont Graduate University and Cryo-Cell International.
Dr. Sohn was educated at the University of Pittsburgh and Harvard Business School.
About Western Alliance Bancorporation
Western Alliance Bancorporation is the parent company of Alliance Bank of Arizona, Alta Alliance Bank, Bank of Nevada, First Independent Bank of Nevada, Torrey Pines Bank, and Shine Investment Advisory Services. These dynamic organizations provide a broad array of banking, leasing and mortgage services to clients in Arizona, California and Nevada and investment services in Colorado. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions.